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                                  EXHIBIT 99.1

                     FUTURELINK RECEIVES ADDITIONAL FUNDING

Irvine, California, March 1, 2000 - FutureLink Corp. (Nasdaq: FTRL) today announced that funds managed by Pequot Capital Management, Inc. and JDS Capital Management Inc. recently exercised warrants they received in October, 1999 as part of FutureLink's previously announced private placement transaction with such funds. The exercise involved the issuance of an additional 2,401,041 shares of common stock to the five separate funds for net proceeds of just over $18 million.

ABOUT FUTURELINK

FutureLink, The Computer Utility Company(TM), is one of the founders of the Application Service Provider (ASP) industry and a founding member of the ASP Industry Consortium.

FutureLink's ASP Division provides businesses with off-site, Internet-based computing. The company's server-based computing division builds application server farms and provides Citrix application server software integration services. With server-based computing solutions, FutureLink customers manage their own server farms, and provide ASP services to users with their own IT staff and FutureLink consultants. For more information, contact FutureLink toll-free at (877) 216-6001; e-mail: sales@futurelink.net; or visit the FutureLink Web site at http://www.futurelink.net.

Forward-looking statements and comments in this news release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Such statements relating to, among other things, the prospects for the companies to complete the transaction and enhance operating results, are necessarily subject to risks and uncertainties, some of which are significant in scope and nature. These risks may be further discussed in periodic reports and registration statements to be filed by the company from time to time with the Securities and Exchange Commission in the future.

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